Exhibit 10.1

May 25, 2022

Gil Phipps

c/o Sprouts Farmers Market

5455 East High Street, Suite 111

Phoenix, AZ 85054

Dear Gil:

This letter agreement (“Agreement”) explains your severance benefits in connection with the end of your employment with SFM, LLC d/b/a Sprouts Farmers Market.

1.
SEPARATION. Your employment with SFM, LLC d/b/a Sprouts Farmers Market and any of its affiliated entities (collectively the “Company”) ends effective May 31, 2022 (the “Separation Date”).

2.
SEVERANCE PAY. The Company will pay you the sum of $375,000 in equal weekly installments (the “Severance Pay”) over a nine-month period beginning upon the Company’s next regular pay period following the Separation Date (the “Severance Period”), provided you do not revoke your acceptance during the seven-calendar day revocation period described in Section 10 below. The Severance Pay will be paid in accordance with the Company’s standard payroll processes and will be subject to applicable withholding for income and payroll taxes and any authorized or legally required deductions. State tax rates will be determined by the laws of Arizona and/or your state of residence at the time the Severance Pay is received. All Severance Pay and benefits, including the payments contemplated by Section 3 below, will terminate and forever lapse (and be forfeited to the extent already provided in whole or in part) if you engage in any actions prohibited by this Agreement.

3.
HEALTH BENEFITS. Your current health care benefits will terminate on the last day of the month of your Separation Date (May 31, 2022), at which time you will be eligible to continue these benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Company will pay premiums on your behalf for continued health benefits under COBRA during the Severance Period.

4.
COOPERATION WITH COMPANY. In exchange for the consideration afforded by this Agreement, you agree you will cooperate with the Company on all business or legal matters as to which the Company may request assistance following your Separation Date, including (but not limited to) any actual or potential litigation, regulatory matters, compliance issues, investigations and/or claims that are filed or may be filed that in any way concern matters or issues you have been involved with during your employment with the Company. This obligation includes (but is not limited to) providing truthful, accurate and complete information to any tribunal, the Company and its attorneys, and spending adequate time for preparation in advance of testimony or depositions as a witness.

5.
OTHER COMPENSATION. Except as expressly provided in this Agreement, you will not receive from the Company and agree you are not entitled to any additional compensation (including but not limited to salary, fees, vacation, bonuses, stock, stock options, restricted stock, performance shares or any other equity awards), severance or benefits after the Separation Date, except those that are inalienable under applicable law (such as any vested account balance under the Company’s 401(k) plan).

6.
EXPENSE REIMBURSEMENTS. You agree to submit your final documented expense reimbursement statement reflecting all business expenses you have incurred within ten (10) business days after your Separation Date.

7.
RETURN OF COMPANY PROPERTY. On or before your Separation Date you shall return to the Company all Company documents (all originals and all copies thereof, whether in paper, hard copy, computer files or other electronic form) and other Company property you have had in your possession at any time, including, but not limited to, Company files, emails, email attachments, notes, drawings, records, business plans and forecasts, financial information, customer information, specifications, training materials, personnel information, sales and marketing information, computer-recorded information, tangible property (including, but not limited to, credit cards, cell phones, laptops, entry cards, identification badges and keys) and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8.
PROPRIETARY INFORMATION; NON-DISPARAGEMENT. You agree not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized Officer of the Company except as may be required by law or in any judicial process. You agree you will not make negative or derogatory comments regarding the Company or its officers, associates, or affiliates, any projects or assignments you worked on or performed during your tenure with the Company or matters that have come within your knowledge as a result of your position with the Company. Nothing in this paragraph prohibits your cooperation in any investigation by any government agency.

9.
RELEASE. You hereby release, acquit and forever discharge SFM, LLC, d/b/a Sprouts Farmers Market, and its parents, subsidiaries, and affiliates, and their officers, directors, agents, insurers, employees, attorneys, shareholders, successors, assigns and affiliates (collectively the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising directly or indirectly out of, or in any way related to, your employment with any of the Released Parties or the termination of that employment, or any agreements, events, acts or conduct at any time prior to and/or including the date of your execution of this Agreement (collectively “Claims and Demands”); provided, however, that nothing herein shall prevent you from enforcing the terms of this Agreement or obtaining your vested right to an employee pension benefit. This release does not waive rights or claims that by law cannot be released by private agreement, such as involvement in agency proceedings, but it does waive your individual right to compensation or monetary relief of any kind from the Released Parties that might arise from any such proceedings.

10.
WAIVER IS KNOWING AND VOLUNTARY. You acknowledge that you are hereby knowingly and voluntarily waiving and releasing any and all rights you may have under the Age Discrimination in Employment Act (“ADEA”), as amended, arising to and including the date you sign this Agreement. You also acknowledge that the severance pay and other benefits afforded under this Agreement constitute consideration that is in addition to anything of value to which you already are entitled. You further acknowledge that you are advised and have been advised in writing as stated in this Section 10:

(a)
that your waiver and release do not apply to any rights or claims that arise under the ADEA after the execution date of this Agreement;
(b)
to consult with an attorney prior to executing this Agreement;
(c)
that you have twenty-one (21) calendar days to consider this Agreement (although you may knowingly choose to voluntarily execute this Agreement earlier, but in no event prior to the Separation Date); and
(d)
that you have seven (7) calendar days following your execution of this Agreement to revoke the portion of this Agreement that relates to any claim you might assert under the ADEA.

Any notice of revocation must be in writing and delivered, or provided to a third-party commercial carrier or the U.S. Postal Service, at any time on or before the seventh (7th) calendar day following your execution of this Agreement for delivery the next business day to:

Senior Vice President, Human Resources

SFM, LLC

5455 E. High Street, Suite 111

Phoenix, Arizona 85054

The Company and you agree that any changes made to this Agreement after you receive it, whether or not material, do not restart the running of the twenty-one (21) calendar day review period. This Agreement shall not be effective until the eighth (8th) calendar day after this Agreement is executed by you, provided that you have not revoked the Agreement (as described in this Section 10 and provided that the Company has also executed this Agreement).

11.
PUBLIC DISCLOSURE. You acknowledge that the Company may be required to publicly disclose this Agreement in a filing with the Securities and Exchange Commission or otherwise.

12.
ENTIRE AGREEMENT. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof, and supersedes any and all agreements previously entered into by and between you and the Company, except any confidentiality, non-competition, and non-solicitation agreements between you and the Company also remain in full force and effect. It may not be modified except in a written agreement signed by you and a duly authorized officer of the Company.

13.
SUCCESSORS AND ASSIGNS. This Agreement will bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and will inure to the benefit of each party, its heirs, successors, and assigns.

14.
INDEMNITY. Nothing contained herein will be deemed to terminate or alter any obligation of the Company to indemnify you or provide you with a legal defense, to the extent provided under applicable law, the certificate of incorporation or the bylaws of the Company, with respect to any claims which may be brought against you arising from or relating to your service as an officer or director of the Company or any of its affiliates.

15.
ATTORNEYS’ FEES AND COSTS. You and the Company agree that each party will bear its own costs and attorneys’ fees in connection with all matters related to the end of your employment with the Company and the negotiation and execution of this Agreement. In the event of any claim, controversy, or dispute arising out of or related to this Agreement, or the breach hereof, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in connection with any resulting or related court proceeding.

16.
APPLICABLE LAW. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona.

17.
SEVERABILITY. If a court or tribunal of competent jurisdiction determines any term or provision of this Agreement, the agreements identified in Section 12, and/or any confidentiality, non-competition, and non-solicitation agreements entered into between you and the Company, is invalid or unenforceable, in whole or in part, then the remaining terms and provisions of this Agreement and such other agreements shall remain enforceable. Notwithstanding any contrary provision in any such agreements, the court or tribunal will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

18.
COUNTERPARTS; CONSTRUCTION. This Agreement may be executed in two counterparts, each of which will be deemed an original, all of which together constitutes one and the same instrument. This Agreement will be deemed drafted by both parties and will not be construed against either party as the drafter of the document.

Signature Page Follows

Please advise me of your acceptance of the Company’s offer of severance benefits set forth in this letter by signing below. On behalf of the Company, we wish you every success in the future. Please call me if you have any questions.

SFM, LLC

By: /s/ Timmi Zalatoris

Timmi Zalatoris

Senior Vice President, Human Resources

UNDERSTOOD AND AGREED:

/s/ Gil Phipps

Gil Phipps

May 25, 2022

Date